October 13, 2010

The Bank of Nova Scotia
44 King Street West, 6th Floor
Toronto, Canada M5H 1H1

Ladies and Gentlemen:

            On July 20, 2010, First BanCorp issued to The United States Department of the Treasury (the “US Treasury”) 424,174 shares of a new Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G (“Series G Preferred Stock”), with a liquidation Preference of $1,000 per share, in exchange for 400,000 shares of Fixed Rate Cumulative Preferred Stock, Series F, with a liquidation preference of $1,000 per share, that was owned by the US Treasury, and all accrued and unpaid dividends on those shares.  Each share of Series G Preferred Stock is convertible based on an exchange value of $650 (a 35% discount from the $1,000 liquidation preference) and an initial conversion price of $0.7252 per share. Hence, the Series G Preferred Stock is initially convertible into First BanCorp Common Stock at the rate of one share of Common Stock for each $1.116 liquidation preference of the Series G Stock that is converted.

            The Series G Stock constitutes “New Securities,” as that term is defined in the Stockholder Agreement (the “Stockholder Agreement”) dated August 24, 2007, between The Bank of Nova Scotia (“BNS”) and First BanCorp.  Therefore, under Section 5.04 of the Stockholder Agreement, BNS has the right to purchase a number of shares of Series G Stock so that, after giving effect to the issuance of Series G Stock to the US Treasury and the issuance of additional Series G Stock to BNS under Section 5.04, BNS would own the same percentage of the issued and outstanding Common Stock (treating all the Series G Stock as converted into Common Stock) as it beneficially owned prior to those issuances of Series G Stock.

            Under the Stockholder Agreement, (a) First BanCorp is required to notify BNS of the issuance of the Series G Stock, and (b) BNS will have 30 days from the date of receipt of the notice of issuance to agree to purchase all or a portion of the number of shares of Series G Stock described above.  However, the issuance of Series G Stock is one of three transactions that First BanCorp is attempting to complete that will involve the issuance of First BanCorp Common Stock or of securities that are convertible into Common Stock. The other two transactions are the issuance of Common Stock in exchange for the currently outstanding First BanCorp Series A through E Preferred Stock (the “Preferred Stock Exchange”) and a sale of Common Stock for cash, in one or more public or private offerings (the “Common Stock Sale”).  Under Section 5.04 of the Stockholder Agreement, each of the other two transactions, if they take place, will give BNS the right to purchase additional shares of First BanCorp Common Stock.

            This is to document the agreement of First BanCorp and BNS that, instead of First BanCorp’s being required to notify BNS of the issuance of the Series G Stock to the US Treasury and BNS’ being required to agree to purchase Series G Stock, if at all, within 30 days after it receives notice from First BanCorp of the issuance of Series G Stock, and being required to agree to purchase Common Stock, if at all, within 30 days after it receives notice from First BanCorp of the issuance of Common Stock in one or both of the Preferred Stock Exchange and the Common Stock Sale, First BanCorp will be required to give notice to BNS, and BNS will have the right to purchase additional shares of Common Stock, as follows:

         Promptly after such time as First BanCorp has (a) issued Common Stock in the Preferred Stock Exchange,  and/or (b) issued Common Stock in the Common Stock Sale and and/or (c) issued Common Stock in exchange for the Series G Preferred Stock, but, in any event, no later than April 1, 2011 , First BanCorp, will give BNS an aggregate notice (the “Transactions Notice”) relating to which of those transactions described in (a), (b) or (c) above have taken place by April 1, 2011 and setting out, as applicable, the number of shares of Common Stock that it has issued in the Preferred Stock Exchange, in the Common Stock Sale and upon conversion of the Series G Preferred Stock (treating the Series G Preferred Stock that has not yet been converted as though it had been converted). Such notice will replace the Notice of Issuance, and all references to the Notice of Issuance in Section 5.04 in the Stockholders Agreement will be replaced by “Transactions Notice” for the purposes of the transactions described above which have occurred by April 1, 2011. BNS will then have the right to purchase from the Company, on the terms contained in Section 5.04 (including the provision that that right will terminate if it is not exercised within 30 days after receipt of the Transactions Notice), the number of shares of Common Stock calculated as provided in Section 5.04 as a result of the issuances of Common Stock described in the Transaction Notice. In addition, notwithstanding that BNS’s ownership interest may be less than 5% of the issued and outstanding Common Stock (treating all securities beneficially owned by BNS and its Affiliates that are convertible into or exchangeable or exercisable for Common Stock as converted, exchanged or exercised) as a result of any of (a), (b) or (c) referred to above having occurred prior to the receipt by BNS of a Transactions Notice delivered by First BanCorp, BNS will retain all of its rights under the Stockholders Agreement unless BNS has not given notice of its intention to exercise its rights to purchase New Securities within 30 days after receipt by BNS of a Transactions Notice. If no Transactions Notice is delivered by First BanCorp and received by BNS by April 1, 2011 and a transaction described in (a), (b) or (c) has occurred, BNS may exercise its rights to purchase New Securities pursuant to the terms of the Stockholders Agreement by giving notice of its intention prior to June 1, 2011.

All other clauses in Section 5.04 will remain in effect and nothing in this Agreement will otherwise be deemed to be considered a waiver, abrogation or amendment of BNS’s rights under the Stockholder Agreement other than to the extent those rights are expressly modified in this Agreement.  This Agreement will be governed by the applicable provisions (including Section 6.02) of the Stockholder Agreement

            Please execute and return a copy of this letter, which, when it is executed by BNS, will constitute a binding agreement between First BanCorp and BNS and will modify BNS’ rights under Section 5.04 of the Stockholder Agreement with regard to the issuance of Series G Stock, the issuance of Common Stock in the Preferred Stock Exchange and the issuance of Common Stock in the Common Stock Sale, but not in connection with any other transactions.

Very truly yours,

FIRST BANCORP

By /s/Lawrence Odell

AGREED TO:

THE BANK OF NOVA SCOTIA

By /s/ T Hayward